Customer Questions and Answers

Exciting News… We’re Building America’s Next Great Bank!

Commerce Bank has announced plans to purchase Philadelphia-based Republic First Bank and form a new combined bank… Metro Bank!

Why are Commerce Bank and Republic First joining together?

Commerce has enjoyed delivering the best banking experience in Central Pennsylvania for more than 23 years. Now, by merging with Republic First, we’ll be able to provide you with even more convenience – and be able to bring our renowned Customer service to whole new markets of fans. Together as Metro Bank, Commerce and Republic First will become America’s Next Great Bank!

While the merger is subject to shareholder and regulatory approval, here are answers to questions you may have.

Q: Will Commerce Bank change its name?

A: Yes, Commerce Bank is planning to change its name. As Commerce Bank and Republic First Bank come together, the combined bank plans to operate under the new name Metro Bank. Commerce Bank stores will continue to operate as Commerce Bank for a limited time. Republic First locations will re-brand as Metro Bank early in 2009.

Q: Who will lead the new combined company?

A: Gary L. Nalbandian, currently Chairman, President and CEO for Commerce, will hold the same leadership positions in the new combined company.

Q: Can you tell me more about Republic First Bank?

A: Republic First Bank is a full-service commercial bank with assets of $1 billion. The bank has 12 offices located in Abington, Ardmore, Bala Cynwyd, Plymouth Meeting, Media and Philadelphia, Pennsylvania; and Voorhees, New Jersey. In time, you will be able to bank at Republic First locations in addition to Commerce Bank locations – all of which will display the Metro Bank name!

Q: When will the merger take place?

A: The merger is expected to finalize in the first quarter of 2009 after shareholder and regulatory approvals.

Q: Where will the bank be based?

A: The new combined company will have headquarters in both Harrisburg and Philadelphia.

Q: Are there any changes to my accounts?

A: It’s business as usual! There are no changes to your accounts. You can continue to enjoy the same great products and services you do today. Looking ahead, we aim to continue to make your experience with us even better – as we always have. Any future changes to products or services will, of course, be communicated to you.

Q: Are my deposits safe?

A: Your deposits at Commerce Bank are insured by the Federal Deposit Insurance Corporation up to $250,000. To learn how deposit insurance works and estimate coverage, visit the FDIC's web site at fdic.gov.

Q: Will any locations close?

A: There is no overlap between Commerce Bank and Republic First Bank and there are no plans to close any locations. In fact, just the opposite — we plan to open more stores. We’ve always been a growth company. By joining together with Republic First to create Metro Bank, we will become even more convenient for you.

Q: Will you be keeping your same hours?

A: Absolutely. We built our bank on convenience, opening early and closing late seven days a week. No change there!

Q: Will you continue to offer free coin counting?

A: Another yes! We certainly will continue to offer our free coin-counting service — and expand it to more locations as our new combined organization grows.

Q: Will you continue to grow in Central Pennsylvania and Berks County?

A: We sure will. As we look ahead to new markets, we will continue to grow more convenient in our existing markets as well.

Q: Is there any change in how I contact the bank?

A: Not at this time. Our Customer Service Representatives are ready to take your calls at 1-888-937-0004 anytime, day or night. And we’re online at commercepc.com.

This list of questions and answers contains forward-looking statements about Pennsylvania Commerce Bancorp.  There are several factors – many beyond Pennsylvania Commerce Bancorp’s control – that could cause actual results to differ significantly from expectations described in the forward-looking statements.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date.